                             BANK OF AMERICA, N.A.
                           BANC OF AMERICA BRIDGE LLC
                         BANC OF AMERICA SECURITIES LLC
                             100 North Tryon Street
                        Charlotte, North Carolina 28255

                               December 20, 2000

Vestar Capital Partners IV, L.P.
Seventeenth Street Plaza
1225 17th Street
Suite 1600
Denver, Colorado 80202

Attention:  Mr. James P. Kelley

            Re: Commitment Letter for Michael Foods, Inc. Acquisition Financing
                ---------------------------------------------------------------

Dear Jim:

          You have advised Bank of America, N.A. ("Bank of America"), Banc of America Securities LLC ("BAS") and Banc of America Bridge LLC ("Banc of America Bridge") that Vestar Capital Partners IV, L.P. (the "Sponsor") and certain affiliates and certain other investors (collectively with the Sponsor, the "Equity Investors") intend to form a corporation ("Holdings") which will (i) acquire (the "Acquisition") all of the outstanding capital stock of Michael Foods, Inc., a Minnesota corporation (together with its subsidiaries, the "Acquired Company"), through the merger (the "Merger") of a newly created wholly-owned subsidiary of Holdings (the "Borrower") into the Acquired Company and (ii) contemporaneously with consummation of the Acquisition and the Merger, refinance (the "Refinancing") all existing funded indebtedness of the Acquired Company (except for such debt in amounts to be agreed which may remain outstanding). After giving effect to the Acquisition, the Merger and the Refinancing, Holdings will be a holding company that directly owns all of the equity interests in the Acquired Company.

          You have also advised us that you intend to finance the Acquisition, the Merger, the Refinancing and the payment of transaction fees and expenses in connection therewith from the following sources: (a) no less than $150.0 million in equity contributed by the Equity Investors on terms reasonably satisfactory to us (the "Equity Financing"), (b) approximately $50.0 million of common equity and option value of the Acquired Company currently held by existing shareholders of the Acquired Company which will be rolled over (directly or indirectly) into common equity of Holdings and deferred compensation arrangements of Holdings on terms reasonably acceptable to Bank of America, BAS and Banc of America Bridge,
(c) not more than $400.0 million from borrowings under $470.0 million senior secured credit facilities (the "Senior Credit Facilities") of the Borrower comprised of term loan facilities aggregating $370.0 million (the "Term Loan Facilities") and a $100.0 million revolving credit facility (the "Revolving Credit Facility") and (d) at least $200.0 million in gross proceeds from the issuance and sale by the Borrower of either (i)

Vestar Capital Partners IV, L.P.
December 20, 2000
Page 2

unsecured senior subordinated debt securities (the "Senior Subordinated Notes") or (ii) unsecured senior subordinated bridge notes (the "Bridge Notes"). The Revolving Credit Facility will also be used to finance the continuing operations of the Borrower and its subsidiaries after consummation of the Transaction. The Senior Credit Facilities and Bridge Notes are collectively referred to herein as the "Financings"; the Acquisition, the Merger, the Refinancing, the Equity Contribution, the entering into and funding of the Senior Credit Facilities and the issuance and sale of the Senior Subordinated Notes or the Bridge Notes, and all related transactions, are hereinafter collectively referred to as the "Transaction"; and if you have accepted the terms of this Commitment Letter in respect of the Senior Credit Facilities, the day of the initial funding under the Senior Credit Facilities, and/or if you have accepted the terms of this Commitment Letter in respect of the Bridge Notes, the day of the issuance and sale of the Senior Subordinated Notes or the Bridge Notes, in each case, is referred to herein as the "Closing Date".

          In connection with the foregoing, (i) Bank of America is pleased to advise you of its commitment to act as exclusive administrative agent (in such capacity, the "Agent") and to provide the full principal amount of the Senior Credit Facilities, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Annex I (together with Appendix A referred to therein and attached thereto, the "Term Sheet"),
(ii) BAS is pleased to advise you of its willingness, as sole and exclusive lead arranger and sole and exclusive book running manager for the Senior Credit Facilities, to use its best efforts to form a syndicate of financial institutions (the "Senior Lenders") reasonably acceptable to you for the Senior Credit Facilities, (iii) Banc of America Bridge is pleased to advise you of its commitment to purchase the full principal amount of the Bridge Notes, all upon and subject to the terms and conditions set forth in this letter and in the summary of terms attached as Annex II hereto (together with Appendix A referred to therein and attached thereto, the "Bridge Term Sheet") and (iv) BAS is pleased to advise you of its willingness, as sole and exclusive lead arranger and sole and exclusive book running manager in respect of the Bridge Notes, to use its best efforts, in consultation with you, to form a syndicate of financial institutions to purchase the Bridge Notes, including Banc of America Bridge (the "Bridge Note Purchasers"). This letter, the Senior Term Sheet and the Bridge Term Sheet are collectively referred to herein as the "Commitment Letter".

          Bank of America will act as sole and exclusive administrative agent for the Senior Credit Facilities and BAS will act as sole and exclusive lead arranger and sole and exclusive book running manager for the Senior Credit Facilities and as sole and exclusive lead arranger and sole and exclusive book running manager in respect of the Bridge Notes. We will coordinate with you the appointment of any co-agents, co-managers and additional agents for the Financings, which co-agents, co-managers and additional agents will be acceptable to you and shall be appointed on terms which you and we shall have agreed in writing. No additional agents, co-agents, co-managers, arrangers or book running managers will be appointed and no other titles will be awarded without our prior written approval.

          The commitments of Bank of America and Banc of America Bridge hereunder and the agreement of BAS to provide the services described herein are subject to the agreement in the

Vestar Capital Partners IV, L.P.
December 20, 2000
Page 3

preceding paragraph and the satisfaction or waiver of each of the following conditions precedent in a manner reasonably acceptable to us: (a) in the case of the Senior Credit Facilities, each of the terms and conditions set forth herein and in the Term Sheet; (b) in the case of the Bridge Notes, each of the terms and conditions set forth herein and in the Bridge Term Sheet; (c) execution of the fee letter of even date herewith among the Sponsor, Bank of America, Banc of America Bridge and BAS (the "Fee Letter"); (d) the absence of a material breach of any representation, warranty or agreement of the Sponsor set forth herein;
(e) the absence of any change, occurrence or development since December 31, 1999 that has not been previously disclosed to us (including through public disclosures) that could, in our reasonable opinion, have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Acquired Company; (f) our not having become aware of any information with respect to the Acquired Company which in our reasonable judgment is inconsistent in a material and adverse manner with any information with respect to the Acquired Company previously disclosed to us; (g) prior to and during the primary syndication of the Financings there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Acquired Company (other than the Senior Subordinated Notes); and (h) no material adverse change in or material disruption of conditions in the financial, banking or capital markets which we, in our reasonable discretion, deem material in connection with the syndication of the Senior Credit Facilities or the Bridge Notes, as applicable, shall have occurred and be continuing (any change, occurrence, development, inconsistency, or disruption referred to under clauses (e) or (f) above, this clause (h), or clause (i) of Appendix A attached to this Commitment Letter is referred to herein as a "Material Event").

          BAS has provided you with a separate letter of engagement and indemnity dated the date hereof (the "Engagement Letter") designating BAS as the sole managing underwriter, sole book running manager, sole lead initial purchaser and sole lead manager or placement agent for any and all Senior Subordinated Notes and other Permanent Securities (as defined in the Fee Letter) and financial advisor in connection with the Transaction. BAS will coordinate with you the appointment of any co-managers and underwriters for the Senior Subordinated Notes and any other Permanent Securities, which co-managers and underwriters will be acceptable to you and shall be appointed on terms which you and BAS shall have agreed in writing. It is understood that your execution and delivery of the Engagement Letter is a condition precedent to the effectiveness of the commitment of Banc of America Bridge hereunder. It is further understood to be a condition precedent to the obligation of Banc of America Bridge to purchase the Bridge Notes that the Engagement Letter be in full force and effect at the time of such purchase.

          BAS intends to commence syndication of each of the Financings and the offering of Permanent Securities as soon as practicable after your acceptance of this Commitment Letter, the Fee Letter and the Engagement Letter. You agree to actively assist, and, prior to the Closing Date (as hereinafter defined) to use your commercially reasonable efforts to cause, and thereafter to cause, the Acquired Company to actively assist, BAS in achieving a syndication of each of the Financings and the offering and sale of Permanent Securities that is reasonably satisfactory to BAS and you. Such assistance shall include (a) your providing and causing your advisors to provide Bank of

Vestar Capital Partners IV, L.P.
December 20, 2000
Page 4

America, Banc of America Bridge, BAS and the other Lenders and Bridge Note Purchasers upon request with all information in your possession which is reasonably available to you concerning the Transaction and reasonably deemed necessary by Bank of America, Banc of America Bridge and BAS to complete syndication of the Financings and the offer and sale of Permanent Securities, including, but not limited to, information and evaluations prepared by you, the Acquired Company and your and its advisors, or on your or their behalf, relating to the Transaction, (b) your assistance in the preparation of an information memorandum with respect to the Senior Credit Facilities to be used in connection with the syndication of the Senior Credit Facilities and an information memorandum with respect to the Bridge Notes to be used in connection with the syndication of the Bridge Notes, (c) your assistance in the preparation of an offering memorandum for the offer and sale of Permanent Securities in an offering pursuant to Rule 144A of the rules and regulations under the Securities Act of 1933, as amended (the "Securities Act"), containing such disclosures as may be required by applicable laws, as are customary and appropriate for such a document or as may be required by BAS in its reasonable judgment, (d) using your commercially reasonable efforts to ensure that the efforts of BAS to syndicate the Financings and to offer and sell Permanent Securities benefit materially from existing lending relationships of the Sponsor and the Acquired Company and
(e) otherwise assisting BAS in its efforts to syndicate the Financings and to offer and sell Permanent Securities, including by making your officers and advisors and, to the extent reasonably practical, the officers of the Acquired Company, available from time to time to attend and make presentations regarding the business and prospects of the Acquired Company, as appropriate, at one or more meetings, including a roadshow, of prospective Lenders, prospective Bridge Note Purchasers or prospective investors in Permanent Securities, as the case may be.

          It is understood and agreed that BAS will manage and control all aspects of the syndications in consultation with you, including decisions as to the selection of prospective Lenders (which shall be reasonably acceptable to you) and the prospective Bridge Note Purchasers (in consultation with you) and any titles offered to proposed Lenders and proposed Bridge Note Purchasers (in coordination with you as hereinabove provided), when commitments will be accepted and the final allocations of the commitments among the Lenders and the Bridge Note Purchasers. It is understood that no Lender participating in the Senior Credit Facilities and no Bridge Note Purchaser participating in the Bridge Notes will receive compensation from you in order to obtain its commitment, except on the terms contained in this Commitment Letter. It is also understood and agreed that (i) the amount and distribution of the fees among the Lenders will be at the sole discretion of Bank of America and BAS and (ii) the amount and distribution of the fees among the Bridge Note Purchasers will be at the sole discretion of Banc of America Bridge and BAS.

          You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), which has been or is hereafter made available to Bank of America, BAS, Banc of America Bridge, the other Lenders or the other Bridge Note Purchasers by you or any of your representatives (or on your or their behalf) or by the Acquired Company or any of its representatives (or on their behalf) in connection with any aspect of the Transaction (the "Information"), when taken as a whole, is and will be complete and correct in all material respects as of the date made and does not and will not contain any untrue statement of a material fact or omit

Vestar Capital Partners IV, L.P.
December 20, 2000
Page 5

to state a material fact necessary to make the statements contained therein not materially misleading and (b) all financial projections concerning the Acquired Company that have been or are hereafter made available to Bank of America, BAS, Banc of America Bridge, the other Lenders or the other Bridge Note Purchasers by you or any of your representatives (or on your or their behalf) or by the Acquired Company or any of its representatives (or on their behalf) (the "Projections") have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that Projections are inherently uncertain and that actual results may be materially different. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date so that the representation, warranty and covenant in the immediately preceding sentence is correct on the Closing Date. In issuing the commitments hereunder and in arranging and syndicating each of the Financings, Bank of America, BAS and Banc of America Bridge are and will be using and relying on the Information and the Projections without independent verification thereof. It is understood and agreed that, notwithstanding anything to the contrary set forth herein, you will have no liability to us for a breach of representation or warranty with respect to any Information or Projections furnished pursuant to this paragraph, and our sole remedy for any such breach shall be limited to the termination of our commitments under this Commitment Letter; provided, however, that nothing in this sentence shall be construed to limit or restrict your other obligations under this Commitment Letter.

          By accepting the terms of this Commitment Letter in respect of the Senior Credit Facilities, you agree to reimburse, or to cause the Borrower to reimburse, Bank of America and BAS within 10 business days after delivery to you of invoices and/or other reasonable documentation at any time and from time to time after the Closing Date or termination of this Commitment Letter, for all reasonable out-of-pocket expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Moore and Van Allen, PLLC, as counsel to Bank of America and BAS) incurred before or after the date hereof in connection with the Senior Credit Facilities, including, but not limited to, the syndication thereof and the preparation of the definitive documentation therefor, but only to the extent that such expenses do not result primarily from the gross negligence, bad faith or willful misconduct of Bank of America or BAS or from the breach by Bank of America or BAS of its obligations hereunder. By accepting the terms of this Commitment Letter in respect of the Bridge Notes you agree to reimburse, or to cause the Borrower to reimburse, Banc of America Bridge and BAS for out-of-pocket expenses in connection with the Bridge Notes as more particularly provided in the Fee Letter.

          In the event that Bank of America, BAS or Banc of America Bridge becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this Commitment Letter, the Sponsor will reimburse Bank of America, BAS and Banc of America Bridge for their reasonable legal and other expenses (including the cost of any investigation and preparation) as they are incurred by Bank of America, BAS or Banc of America Bridge, but only to the extent that such expenses do not result primarily from the gross negligence, bad faith or willful misconduct of Bank of America, BAS or Banc of America Bridge or from the breach by Bank of America, BAS or Banc of America Bridge of its obligations hereunder. The

Vestar Capital Partners IV, L.P.
December 20, 2000
Page 6

Sponsor also agrees to indemnify and hold harmless Bank of America, BAS, Banc of America Bridge and their affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all actual losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter, to the extent that such losses, claims, damages or liabilities do not result from the gross negligence, bad faith or willful misconduct of any Indemnified Party or from the breach by an Indemnified Party of its obligations hereunder.

          This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your equity holders, co-investors, boards of directors or management committees and their respective affiliates, accountants, attorneys and other professional advisors retained in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter but not the Fee Letter or the Engagement Letter nor their respective contents, (i) to the board of directors, shareholders, officers, attorneys and advisors of the Acquired Company in connection with their consideration of the Transaction and
(ii) after your acceptance of this Commitment Letter and the Fee Letter (and the payment of any fees payable upon acceptance pursuant to the terms of the Fee Letter), in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges; and provided, further, that after written notice to BAS of any legally required disclosure, the Engagement Letter may be disclosed as required by applicable law.

          The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether any definitive documentation for either of the Financings shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America, BAS or Banc of America Bridge hereunder; provided, however, that the Sponsor shall be deemed released of all of its obligations hereunder (other than, for the period ending on the second anniversary of the date hereof, pursuant to the immediately preceding paragraph), (i) in respect of the Senior Credit Facilities, at such time as definitive financing documentation for the Senior Credit Facilities shall have become effective and (ii) in respect of the Bridge Notes, at such time as the definitive financing documentation for the Bridge Notes shall have become effective or the Permanent Securities are issued in lieu of all the Bridge Notes.

          In connection with the services and transactions contemplated hereby, you agree that each of Bank of America, BAS and Banc of America Bridge is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning you, the Acquired Company or any of your or its respective affiliates that is or may come into the possession of Bank of America, BAS, Banc of America Bridge or any of such affiliates so long as such information is kept confidential and such parties agree to the terms of a confidentiality agreement (the "Confidentiality Agreement") substantially in the form as agreed between you and us. Bank of America, BAS, Banc of America Bridge and their affiliates will treat

Vestar Capital Partners IV, L.P.
December 20, 2000
Page 7

confidential information relating to you, the Acquired Company and your and its respective affiliates with the same degree of care as they treat their own confidential information.

          This Commitment Letter, the Fee Letter and the Engagement Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter, the Fee Letter and the Engagement Letter by telecopier shall be effective as delivery of a manually executed counterpart thereof.

          This Commitment Letter, the Fee Letter and the Engagement Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America, BAS and Banc of America Bridge hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter and the Engagement Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of Bank of America, BAS and Banc of America Bridge in the negotiation, performance or enforcement hereof.

          This Commitment Letter (including the Term Sheet and Bridge Term Sheet), the Fee Letter, the Engagement Letter and the Confidentiality Letter embody the entire agreement and understanding among Bank of America, BAS and Banc of America Bridge and you and your affiliates with respect to the Financings and supersedes all prior agreements and understandings relating to the specific matters hereof. This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

          With respect to the Senior Credit Facilities, this Commitment Letter and all commitments and undertakings of Bank of America and BAS hereunder will expire at 5:00 p.m. (New York City time) on December 31, 2000, unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time. With respect to the Bridge Notes, this Commitment Letter and all commitments and undertakings of Banc of America Bridge and BAS hereunder will expire at 5:00 p.m. (New York City time) on December 31, 2000, unless you execute this Commitment Letter (with respect to the Bridge Notes), the Fee Letter and the Engagement Letter and return them to us prior to that time. Thereafter, all commitments and undertakings of Bank of America, BAS and Banc of America Bridge hereunder will expire on the earliest of (a) April 15, 2001, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition (i) with respect to the Senior Credit Facilities, without the use of the Senior Credit Facilities or (ii) with respect to the Bridge Notes, without the use of the Bridge Notes and (c) the acceptance by the Acquired Company or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Company other than as part of the Transaction.

          BY SIGNING THIS COMMITMENT LETTER, THE SPONSOR HEREBY ACKNOWLEDGES AND AGREES THAT (I) BANK OF AMERICA IS OFFERING TO PROVIDE THE SENIOR CREDIT FACILITIES SEPARATE AND APART FROM THE COMMITMENT OF BANC OF AMERICA BRIDGE TO PURCHASE THE BRIDGE NOTES

Vestar Capital Partners IV, L.P.
December 20, 2000
Page 8

AND (II) BANC OF AMERICA BRIDGE IS OFFERING TO PURCHASE THE BRIDGE NOTES SEPARATE AND APART FROM THE COMMITMENT OF BANK OF AMERICA TO PROVIDE THE SENIOR CREDIT FACILITIES. THE SPONSOR MAY, AT ITS OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER WITH RESPECT TO EITHER THE SENIOR CREDIT FACILITIES OR THE BRIDGE NOTES OR BOTH.

                              *        *        *

Vestar Capital Partners IV, L.P.
December 20, 2000
Page 9

    We are pleased to have the opportunity to work with you on this important financing.

                              Very truly yours,

                              BANK OF AMERICA, N.A.


                              By:/s/Elton R. Vogel
                                 -----------------------------------
                                 Elton R. Vogel
                                 Attorney-in-Fact

                              BANC OF AMERICA SECURITIES LLC


                              By:/s/Elton R. Vogel
                                 -----------------------------------
                                 Elton R. Vogel
                                 Managing Director

                              BANC OF AMERICA BRIDGE LLC


                              By:/s/Lynne E. Wertz
                                 -----------------------------------
                                 Lynne E. Wertz
                                 Managing Director


ACCEPTED AND AGREED TO AS OF DECEMBER 20, 2000:

 WITH RESPECT TO THE                       WITH RESPECT TO THE
 SENIOR CREDIT FACILITIES:                 BRIDGE NOTES:

 VESTAR CAPITAL PARTNERS IV, L.P.          VESTAR CAPITAL PARTNERS IV, L.P.

 By:  VESTAR ASSOCIATES IV, L.P.,          By:  VESTAR ASSOCIATES IV, L.P.,
      its General Partner                       its General Partner

   By:  VESTAR ASSOCIATES                    By:  VESTAR ASSOCIATES
        CORPORATION IV,                           CORPORATION IV,
        its General Partner                       its General Partner

        By:/s/Jack M. Feder                       By:/s/Jack M. Feder
           ----------------------                    ----------------------
           Title: Managing Director                  Title: Managing Director
                  and General Counsel                       and General Counsel
           Date:  December 20, 2000                  Date:  December 20, 2001

                                    ANNEX I

                              MICHAEL FOODS, INC.

                           SENIOR CREDIT FACILITIES

                        SUMMARY OF TERMS AND CONDITIONS

                               December 20, 2000

Unless otherwise defined herein, capitalized terms shall have the definitions assigned to them in the Commitment Letter dated of even date herewith to which this Summary of Terms & Conditions is attached.

===============================================================================

BORROWER:                     Newco, a newly formed Delaware corporation (the
                              "Borrower"), which will acquire all of the outstanding stock of and be merged with and into Michael Foods, Inc., a Minnesota corporation. The
                              Borrower shall be a wholly owned subsidiary of Holdings following consummation of the
                              Acquisition.

GUARANTORS:                   The Senior Credit Facilities will be guaranteed by
                              Holdings and each of the existing and future direct and indirect subsidiaries of Holdings that is not a "controlled foreign corporation" (a
                              "CFC") under Section 957 of the Internal Revenue
                              Code. All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE AGENT:         Bank of America, N.A. ("Bank of America") will act
                              as sole and exclusive administrative and collateral agent (the "Agent").

SOLE LEAD ARRANGER
AND SOLE BOOK RUNNING
MANAGER:                      Banc of America Securities LLC ("BAS").

LENDERS: Bank of America and other banks, financial institutions and institutional lenders acceptable to BAS, the Agent and the Borrower.

SENIOR CREDIT FACILITIES:     Revolving Credit Facility: a $100.0 million
                              revolving credit facility (the "Revolving Credit
                              Facility"), which will include a sublimit to be determined for the issuance of standby and commercial letters of credit

                              (each a "Letter of Credit"). Letters of Credit will be issued by Bank of America (in such capacity, the "Issuing Bank"), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit.

                              Tranche A Term Loan Facility: a $125.0 million term loan facility (the "Tranche A Term Facility").

                              Tranche B Term Loan Facility: a $245.0 million term loan facility (the "Tranche B Term Facility").

PURPOSE: The proceeds of the Senior Credit Facilities shall be used to provide a portion of proceeds required to consummate the Transaction and to provide for working capital and general corporate needs (including permitted acquisitions) of the Borrower and its subsidiaries.

CLOSING DATE:                 On or before April 15, 2001.

INTEREST RATES:               The Revolving Credit Facility and the Tranche A
                              Term Facility shall initially bear interest at a rate equal to LIBOR plus 300 basis points or the Alternate Base Rate (to be defined as the higher of (i) the Bank of America prime rate and (ii) the Federal Funds rate plus .50%) plus 200 basis points. The Tranche B Term Facility shall initially bear interest at a rate equal to LIBOR plus 350 basis points or the Alternate Base Rate plus 250 basis points.

                              Commencing six months from the Closing Date, the Senior Credit Facilities shall bear interest at a rate equal to LIBOR and/or Alternate Base Rate plus the applicable margins described in the Pricing Grid hereinafter set forth.

                              The Borrower may select interest periods of one, two, three, six, nine or twelve months for LIBOR rate advances, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

                              A default rate shall apply on all amounts not paid when due at a rate per annum of 2% above the applicable interest rate or letter of credit fee.

COMMITMENT FEE:               Commencing on the Closing Date, a commitment fee
                              of 0.50% (calculated on a 360-day basis) shall be payable on the unused portions of the Revolving
                              Credit Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments. Commencing six months from the Closing Date, the commitment fee will be determined pursuant to the Pricing Grid hereinafter set forth.

LETTER OF CREDIT FEES:        The Borrower shall pay a per annum letter of
                              credit fee on the outstanding amount of all Letters of Credit. The applicable letter of credit fee shall be (i) for standby letters of credit, the percentage over LIBOR (the "LIBOR Margin") applicable from time to time for LIBOR based loans outstanding under the Revolving Credit Facility and (ii) for trade letters of credit, 50% of the LIBOR Margin. The letter of credit fee shall be due quarterly in arrears and shared proportionately by the Lenders.

                              In addition, the Borrower shall pay the Issuing Lender for its own account a per annum facing fee of 1/8% on the outstanding amount of all Letters of Credit. The letter of credit facing fee shall be due quarterly in arrears.

PERFORMANCE PRICING:          Commencing six months from the Closing Date, the
                              LIBOR and Alternate Base Rate margins and the commitment fee will be based upon the Borrower's
                              Leverage Ratio (total funded debt/EBITDA) determined on a quarterly basis. Set forth below are the applicable LIBOR margins for loans outstanding under the Senior Credit Facilities and the commitment fee. The applicable Alternate Base
                              Rate margin shall be 1.00% less than the applicable LIBOR margin for the Revolving Loan
                              Facility, Tranche A Term Loan Facility or Tranche
                              B Term Loan Facility, as appropriate.

                                             Revolving
                                           Credit Facility
                                           and Tranche A      Tranche B
                           Leverage         Term Loan         Term Loan    Commitment
                            Ratio            Facility          Facility       Fee
                           > 4.25            3.00%             3.50%         0.50%
       (less than or equal)  4.25 and        2.75%             3.50%         0.50%
                           > 3.75
       (less than or equal)  3.75 and        2.50%             3.25%         0.50%
                           > 3.25
       (less than or equal)  3.25 and        2.25%             3.25%         0.375%
                           > 2.75
       (less than or equal)  2.75            2.00%             3.00%         0.375%

CALCULATION OF INTEREST
AND FEES:                     Other than calculations in respect of interest at the
                              Alternate Base Rate (which shall be made on the
                              basis of actual number of days elapsed in a
                              365/366 day year), all calculations of interest
                              and fees shall be made on the basis of actual
                              number of days elapsed in a 360 day year.

MATURITY:                     Revolving Credit Facility:  Six (6) years after
                              the Closing Date.

                              Tranche A Term Loan Facility: Six (6) years after the Closing Date.

                              Tranche B Term Loan Facility: Seven (7) years after the Closing Date.

AVAILABILITY/SCHEDULED
AMORTIZATION:                 Revolving Credit Facility: Extensions of credit
                              under the Revolving Credit Facility shall be
                              subject to availability under the aggregate
                              committed amount for the Revolving Credit
                              Facility.

                              Term Loan Facilities: Loans made under the Tranche
                              A Term Facility and loans made under the Tranche B
                              Term Facility will be available in a single borrowing on the Closing Date. The Term Loan
                              Facilities will be subject to quarterly
                              amortization of principal according to the following schedule (the "Scheduled Amortization"):

                              Year    Tranche A      Tranche B
                               1     $15 million    $2.45 million
                               2     $15 million    $2.45 million

                              Year    Tranche A      Tranche B
                               3     $20 million    $2.45 million
                               4     $20 million    $2.45 million
                               5     $25 million    $2.45 million
                               6     $30 million    $2.45 million
                               7         NA         $230.3 million


MANDATORY PREPAYMENTS:        The Senior Credit Facilities will be prepaid by an
                              amount equal to (a) 100% of the net cash proceeds
                              of all non-ordinary course sales of assets
                              (including stock of subsidiaries) by Holdings, the
                              Borrower or any subsidiary, subject to baskets and
                              reinvestment provisions to be agreed upon; (b) 75%
                              (if the Leverage Ratio (to be defined) is equal to
                              or greater than 3.5:1.0) or 50% (if the Leverage
                              Ratio is less than 3.5:1.0) of Excess Cash Flow
                              (to be defined in the loan documentation) pursuant
                              to an annual cash sweep arrangement, provided
                              solely with respect to the fiscal year ending on
                              December 31, 2001, Excess Cash Flow shall be
                              calculated for the period commencing on the
                              Closing Date and ending on December 31, 2001; (c)
                              100% of the net cash proceeds from the issuance of
                              any funded debt for borrowed money by Holdings,
                              the Borrower or any subsidiary (other than certain
                              permitted funded debt to be determined or
                              Permanent Securities (as defined in the Fee
                              Letter) or other subordinated debt issued to
                              refinance amounts outstanding under the Bridge
                              Notes) and (d) 50% of the net cash proceeds from
                              the issuance of equity (other than equity from
                              shareholders on or about the Closing Date,
                              management, officers or directors and in
                              connection with permitted acquisitions, equity
                              issued to refinance amounts outstanding under the
                              Bridge Notes and other exceptions to be
                              determined) by Holdings, the Borrower or any
                              subsidiary. Prepayments shall be applied to reduce
                              the Term Loan Facilities, pro rata with respect to
                              each remaining installment of principal; provided,
                              however, that with respect to clause (a), solely
                              for purposes of determining the pro rata shares of
                              the Lenders under the Tranche A Term Loan
                              Facility, the outstanding principal amount of each
                              Lender's loans under Revolving Credit Facility and
                              participation interests in outstanding letters of
                              credit shall be deemed to be additional
                              outstanding

                              loans under the Tranche A Term Loan Facility owing to such Lender, and with respect to clause (b) above, 25% of such prepayment shall first be applied to reduce the remaining principal amortization payments of the Term Loan Facilities in direct order of maturity. In the event that the Term Loan Facilities shall have been fully repaid, the mandatory prepayments described above shall be applied to the Revolving Credit Facility (without any corresponding commitment reductions except in the case of prepayments pursuant to clause (a) above).

OPTIONAL PREPAYMENTS:         The Senior Credit Facilities may be prepaid at any
                              time in whole or in part without premium or
                              penalty, except that any prepayment of LIBOR rate
                              advances other than at the end of the applicable
                              interest periods therefor shall be made with
                              reimbursement for any funding losses and
                              redeployment costs of the Lenders resulting
                              therefrom. Each such prepayment of the Term Loan
                              Facilities shall be applied to the Tranche A Term
                              Loan Facility and the Tranche B Term Loan Facility
                              on a pro rata basis (ratably to the remaining
                              principal amortization payments thereof);
                              provided, however, 25% of such prepayment shall
                              first be applied to reduce the remaining principal
                              amortization payments of the Term Loan Facilities
                              in direct order of maturity.

                              The unutilized portion of any commitment under the Senior Credit Facilities may be reduced or terminated by the Borrower at any time without penalty.

SECURITY:                     First priority, perfected security interest
                              (subject to no other liens except for permitted
                              liens to be determined) in (i) 100% of the issued
                              and outstanding capital stock of the Borrower,
                              (ii) 100% of the issued and outstanding capital
                              stock of each of the direct and indirect domestic
                              subsidiaries of the Borrower, (iii) 65% (or such
                              greater percentage allowable which would not
                              result in a material adverse tax consequences) of
                              the voting capital stock and 100% of the non-
                              voting capital stock of each direct foreign
                              subsidiary of the Borrower or any of its domestic
                              subsidiaries and (iv) substantially all other
                              present and future assets and properties of
                              Holdings, the Borrower

                              and the direct and indirect domestic subsidiaries of the Borrower (including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts, trademarks, copyrights, patents, license agreements, and general intangibles), except for assets which are not assignable by their terms and other exceptions to be agreed.

                              The priority of the liens and security interests of the Agent shall be supported by such landlord and mortgagee waivers, warehousemen and bailee letters, third party consents, intercreditor agreements and other agreements as shall be requested by the Agent, in each case in form and substance reasonably satisfactory to the Agent; provided, the Borrower's obligations to obtain such agreements shall be limited to using commercially reasonable efforts.

                              The foregoing security shall ratably secure the Senior Credit Facilities and any interest rate swap/foreign currency swap or similar agreements with a Lender or its affiliates under the Senior Credit Facilities.

CONDITIONS PRECEDENT
TO CLOSING:                   The closing and the initial extension of credit
                              under the Senior Credit Facilities will be subject to the satisfaction of the conditions precedent provided in Appendix A attached hereto.

REPRESENTATIONS AND
WARRANTIES:                   Usual and customary for leveraged financings
                              generally and for this transaction in particular
                              (subject to appropriate materiality and
                              reasonableness limitations), including, but not limited to, the following: (i) corporate existence and status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements and other information and no material adverse change; (vi) no required governmental or third party approvals;
                              (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment
                              Company Act; (ix) ERISA matters; (x) environmental matters; (xi) perfected liens and security interests;

                              (xii) payment of taxes; (xiii) accuracy of disclosure; and (xiv) consummation of the Transaction.

COVENANTS:                    Usual and customary for leveraged financings
                              generally and for this transaction in particular
                              (subject to materiality limitations, baskets and carve-outs to be negotiated), including, but not limited to, the following: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates; (iii) delivery of notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws (including environmental laws and ERISA matters) and material contractual obligations; (v) payment of taxes; (vi) maintenance of insurance;
                              (vii) limitation on liens and negative pledges;
                              (viii) limitation on mergers, consolidations and sales of assets; (ix) limitation on incurrence of debt; (x) limitation on dividends, stock redemptions and the redemption and/or prepayment of other debt; (xi) limitation on investments
                              (including loans and advances) and acquisitions;
                              (xii) limitation on capital expenditures; and
                              (xiii) limitation on transactions with affiliates.

                              The loan documentation for the Senior Credit
                              Facilities shall include the following financial covenants:

                              . Maintenance of a minimum Interest Coverage Ratio (EBITDA/cash interest expense) with step-up provisions to be agreed;

                              . Maintenance of a maximum Leverage Ratio (total funded debt/EBITDA) with step-down provisions to be determined; and

                              . Maintenance of a minimum Fixed Charge Coverage Ratio (to be defined), with step-up provisions to be agreed.

                              All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period.

                              Holdings shall have agreed that it will not engage in any business, activity or operation other than owning and holding the capital stock of the Borrower and activities directly related thereto. Holdings shall not be permitted to merge with or into any other person.

EVENTS OF DEFAULT:            Usual and customary for leveraged financings
                              generally and for this transaction in particular
                              (subject to materiality and grace periods to be negotiated), including, but not limited to, the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants; (iii) inaccuracy of representations and warranties; (iv) cross-default to other material agreements and indebtedness; (v) bankruptcy and other insolvency events; (vi) material judgments;
                              (vii) ERISA matters; (viii) actual or asserted invalidity of any loan documentation or security interests; (ix) Holdings engaging in any business or activity other than holding 100% of the capital stock of the Borrower; or (x) change of control.

ASSIGNMENTS AND
PARTICIPATIONS:               Each Lender will be permitted to make assignments
                              in minimum amounts of $2.5 million to other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld or delayed; provided, however, that neither the approval of the Borrower nor the Agent shall be required in connection with assignments to other Lenders or any of their affiliates. Each Lender will also have the right, without consent of the Borrower or the Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal
                              Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates. Lenders will be permitted to sell participations with voting rights limited to significant matters such as decreasing amounts of principal repayment, reduction in rate, extension of commitments and extension of maturity date. Any assignment by a Lender of any portion of its commitments or loans outstanding under the Revolving Loan Facility shall be accompanied by an equal portion of its loans outstanding under the Tranche A Term Loan Facility and vice versa.

WAIVERS AND AMENDMENTS:       Amendments and waivers of the provisions of the
                              loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Credit Facilities, except that (i) the consent of all of the Lenders affected thereby shall be required with respect to
                              (a) increases in the commitment of such Lenders,
                              (b) reductions of principal, interest, or fees,
                              (c) extensions of scheduled maturities or times for payment, (d) releases of all or substantially all of the collateral, and (e) releases of all or substantially all of the Guarantors, and (ii) the consent of the Lenders holding at least 50% of the Tranche A Term Loan Facility and the Lenders holding at least 50% of the Tranche B Term Loan
                              Facility shall be required with respect to any amendment that changes the allocation of any payments between the Term Loan Facilities.

INDEMNIFICATION:              In the definitive documentation for the Senior
                              Credit Facilities, the Borrower shall indemnify the Agent and the Lenders from and against all losses, liabilities, claims, damages or expenses relating to their loans, the Borrower's use of loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlement costs, but only to the extent that such losses, liabilities, claims, damages or expenses do not result primarily from the gross negligence, bad faith or willful misconduct of the Indemnified
                              Party or from the breach by the Indemnified Party of its obligations under the definitive documentation for the Senior Credit Facilities.

GOVERNING LAW:                New York.

EXPENSES:                     The Borrower will pay all reasonable out-of-pocket
                              costs and expenses of the Agent associated with the preparation, due diligence, administration, syndication and enforcement of all loan documentation, including, without limitation, the reasonable legal fees of the Agent's counsel. The
                              Borrower will also pay the reasonable out-of-pocket expenses of each Lender in connection with the enforcement of any of the loan documentation.

COUNSEL TO THE AGENT:         Moore & Van Allen, PLLC.

MISCELLANEOUS:                This term sheet is intended as an outline only and
                              does not purport to summarize all the other conditions, covenants, representations, warranties and other provisions which would be contained in loan documentation not specifically set forth herein and which will be subject to the mutual agreement of the Agent and the Borrower. Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.
                              The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

                                    ANNEX II

                              MICHAEL FOODS, INC.

                        SENIOR SUBORDINATED BRIDGE NOTES

                        SUMMARY OF TERMS AND CONDITIONS

                               December 20, 2000

Unless otherwise defined herein, capitalized terms shall have the definitions assigned to them in the Commitment Letter dated of even date herewith to which this Summary of Terms & Conditions is attached.

===============================================================================

ISSUER:                       Same entity as borrower under Senior Credit
                              Facilities.

BRIDGE NOTE PURCHASERS:       Banc of America Bridge LLC or an affiliate thereof
                              ("Banc of America Bridge" or the "Initial Bridge
                              Note Purchaser") and other purchasers arranged by BAS in consultation with the Issuer.

SOLE LEAD ARRANGER AND
SOLE BOOK RUNNING MANAGER:    Banc of America Securities LLC ("BAS").

BRIDGE NOTES:                 Senior Subordinated Bridge Notes (the "Bridge
                              Notes"), to be issued under a Note Purchase
                              Agreement (the "Note Purchase Agreement").

PRINCIPAL AMOUNT:             Up to $200,000,000.

MATURITY:                     Ten (10) years after the Closing Date.

PURPOSE: Together with borrowings under the Senior Credit Facilities, to provide a portion of proceeds required to consummate the Transaction.

RANKING: The obligations of the Issuer under the Bridge Notes will be unsecured senior subordinated obligations, subordinated to the Senior Credit Facilities and ranking pari passu with all other unsecured senior subordinated obligations of the Issuer.

GUARANTEES:                   Same guarantors as under Senior Credit Facilities.
                              The Guarantees will be subordinated to guarantees under the Senior Credit Facilities and will rank pari passu with all other senior subordinated obligations of the Guarantors.

CLOSING DATE:                 On or before April 15, 2001.

AVAILABILITY:                 In one drawing upon consummation of the
                              Acquisition.

INTEREST RATES, FEES
AND WARRANTS:                 As set forth in the Fee Letter.

OPTIONAL REDEMPTION:          As set forth in the Fee Letter.

MANDATORY REDEMPTION:         The Bridge Notes will be redeemed with 100% of the
                              net proceeds from the sale of any Permanent
                              Securities (or any other subordinated debt securities of the Issuer) at par plus accrued and unpaid interest to the date of redemption.

                              The Note Purchase Agreement will also contain a provision customarily found in high yield debt securities, providing that the Issuer will offer to purchase Bridge Notes from all Bridge Note Purchasers with the net cash proceeds from certain asset sales by the Issuer and its subsidiaries.

REGISTRATION RIGHTS:          Holders of 33% or more of the aggregate principal
                              amount of the Bridge Notes may demand one registration under the Securities Act (which may be a shelf registration with customary exceptions to be negotiated); provided that, notwithstanding any such demand, the Issuer shall not be required to file any applicable registration statement prior to the six month anniversary of the Closing
                              Date.

CHANGE OF CONTROL:            In the event of a Change of Control, the Issuer
                              will be required to commence, within 30 days of such occurrence, an offer to repurchase all outstanding Bridge Notes at a repurchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.

CONDITIONS PRECEDENT
TO FUNDING:                   The closing of the purchase of the Bridge Notes by
                              the Initial Bridge Note Purchaser (and any other
                              Bridge Note Purchasers) will be subject to the satisfaction of the conditions precedent provided in Appendix A attached hereto.

COVENANTS:                    Usual and customary for leveraged financing
                              transactions of this type and for the particular financing transaction contemplated hereby (subject to materiality limitations and carve-outs to be negotiated), and similar to those contained in a high yield debt securities offering, including
                              (without limitation):

                              1.   Limitations on incurrence of debt.

                              2.   Limitations on liens.

                              3.   Limitations on asset dispositions and
                                   sale/leaseback transactions.

                              4.   Limitations on the issuance and sale of
                                   capital stock of restricted subsidiaries.

                              5.   Limitations on restrictions on
                                   distributions from subsidiaries.

                              6.   Limitations on transactions with
                                   affiliates.

                              7.   Limitations on restricted payments.

                              8.   Limitations on layered debt.

                              9.   Limitations on mergers, consolidations,
                                   sales of substantially all assets.

FINANCIAL COVENANTS:          The Note Purchase Agreement shall include the
                              following financial covenants (which shall be defined the same as in the Senior Credit
                              Facilities, but shall be less restrictive in amounts to be agreed):

                              . Maintenance of a minimum Interest Coverage Ratio (EBITDA/cash interest expense) with step-up provisions to be agreed;

                              .    Maintenance of a maximum Leverage Ratio
                                   (total funded debt/EBITDA) with step-down provisions to be determined; and

                              .    Maintenance of a minimum Fixed Charge
                                   Coverage Ratio (to be defined), with step-up provisions to be agreed.

                              All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period.

REPRESENTATIONS AND
WARRANTIES, EVENTS OF
DEFAULT, WAIVERS AND
CONSENTS:                     Usual and customary for leveraged financing
                              transactions of this type and for the particular financing transaction contemplated hereby (subject to materiality limitations and carve-outs to be negotiated), and similar to those contained in a high yield debt securities offering.

ASSIGNMENTS:                  Banc of America Bridge shall have the absolute and
                              unconditional right to assign its rights under the Note Purchase Agreement and in respect of the Bridge Notes in whole or in part in compliance with applicable law to any third parties in consultation with the Issuer. In addition, Banc of America Bridge may share its commitment with any third party in consultation with the Issuer.

INDEMNIFICATION:              In the Note Purchase Agreement, the Issuer shall
                              indemnify the Bridge Note Purchasers from and against all losses, liabilities, claims, damages or expenses relating to their purchase of Bridge
                              Notes, the Issuer's use of Bridge Note proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlement costs, but only to the extent that such losses, liabilities, claims, damages or expenses do not result primarily from the gross negligence, bad faith or willful misconduct of the Indemnified
                              Party or from the breach by the Indemnified Party of its obligations under the Note Purchase
                              Agreement.

GOVERNING LAW:                New York.

EXPENSES:                     The Issuer will pay out-of-pocket costs and
                              expenses of the Initial Bridge Note Purchaser associated with the Bridge Notes as provided in the Fee Letter. The Issuer will also pay the reasonable out-of-pocket expenses of each Note
                              Purchaser in connection with the enforcement of the Note Purchase Agreement and any other documentation in respect of the Bridge Notes.

COUNSEL TO INITIAL
BRIDGE NOTE PURCHASER:        Shearman & Sterling.

MISCELLANEOUS:                This term sheet is intended as an outline only and
                              does not purport to summarize all the other conditions, covenants, representations, warranties and other provisions which would be contained in the Note Purchase Agreement and other documentation in respect of the Bridge Notes not specifically set forth herein and which will be subject to the mutual agreement of the Initial
                              Bridge Note Purchaser and the Issuer. Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

                                   APPENDIX A

                              MICHAEL FOODS, INC.

                 CONDITIONS PRECEDENT TO EACH OF THE FINANCINGS

                               December 20, 2000

Unless otherwise defined herein, capitalized terms shall have the definitions assigned to them in the Commitment Letter dated of even date herewith to which this Summary of Terms & Conditions is attached.

===============================================================================

     The closing (and the initial funding) of the Senior Credit Facilities and the Bridge Notes will be subject to satisfaction of the following conditions precedent:

     (i) Reasonably satisfactory completion of legal, environmental, pension and regulatory due diligence review with respect to the business, assets, liabilities (actual and contingent), operations, condition (financial or otherwise), of the Acquired Company.

     (ii) In the case of the Senior Credit Facilities, the negotiation, execution and delivery of definitive documentation for the Senior Credit Facilities consistent with the Term Sheet and otherwise satisfactory to Bank of America, BAS and the Borrower.

     (iii) In the case of the Bridge Notes, the negotiation, execution and delivery of the Note Purchase Agreement and other definitive documentation for the Bridge Notes consistent with the Bridge Term Sheet and otherwise satisfactory to Banc of America Bridge, BAS and the Borrower.

     (iv) Execution by the Borrower and the Acquired Company and/or other appropriate parties of a definitive purchase agreement and other related documentation for the Transaction (collectively, the "Transaction Documents"), which Transaction Documents shall be in form and substance reasonably satisfactory to Bank of America, Banc of America Bridge and BAS. The Agent shall have received true and complete executed copies of the Transaction Documents.

     (v) Consummation of the Transaction in accordance in all material respects with the terms the Transaction Documents and in compliance in all material respects with applicable law and regulatory approvals.

     (vi) Satisfactory capitalization, shareholders' arrangements, management, ownership structure and corporate structure of Holdings and its subsidiaries (in the case of the Senior Credit Facilities, including, without limitation, the term, amortization and coupon, subordination, standstill and remedies provisions, covenants, representations and events of default of the Senior Subordinated Notes or the Bridge Notes, as applicable).

     (vi) (A) Receipt by the Borrower of (1) not less than $150.0 million in cash equity contributed through Holdings by the Equity Investors (at least $125.0 million of which shall be provided by the Sponsor), (2) in the case of the Senior Credit Facilities, not less than $200.0 million of cash proceeds from the issuance by the Borrower of the Senior Subordinated Notes or the Bridge Notes and
             (3) in the case of the Bridge Notes, not more than $400.0 million of cash proceeds from borrowings by the Borrower under the Senior Credit Facilities and (B) the roll over (directly or indirectly) into common equity of Holdings and deferred compensation arrangements of Holdings on terms reasonably acceptable to Bank of America, BAS and Banc of America Bridge of not less than $50.0 million of existing common equity and option value of the Acquired Company.

     (vii) Absence of material pending or threatened litigation, investigations or proceedings with respect to the Acquired Company.

     (ix) Receipt by Bank of America, Banc of America Bridge and BAS of (A) monthly consolidated and consolidating financial statements (including balance sheets, income and cash flow statements) of the Acquired Company for each month ending on or after September 30, 2000 and prior to the Closing Date as the same become available in accordance with past practices and (B) a pro forma consolidated balance sheet and income statement of the Acquired Company giving effect to the Transaction prepared as of the Closing Date by independent public accountants of recognized national standing (but using the most recently available financial statements) and meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, applicable to a Registration Statement under such Act on Form S-1. The financial statements referred to in clause (B) above shall evidence minimum EBITDA (to be defined) of at least $134.0 million.

     (x) Payment of all outstanding indebtedness for borrowed money, notes payable and loans payable of the Acquired Company, and cancellation of all other credit facilities and lines of credit, other than surviving capitalized leases and purchase money indebtedness disclosed on the most recently completed audited financial statements of the Acquired Company prior to the date hereof and other indebtedness to be agreed.

     (xi) Satisfactory solvency certification and opinion from a third party reasonably acceptable to the Agent and Banc of America Bridge.

     (xii) In the case of the Senior Credit Facilities, evidence of perfection of liens and security interests, together with (A) endorsements on the appropriate insurance policies of the Borrower and its subsidiaries naming the Agent as the loss payee or additional insured thereunder and (B) such title policies, surveys, landlord waivers and access letters as shall be agreed.

     (xiii) Receipt of requisite material governmental and material third-party approvals and consents (and expiration, without the imposition of conditions, of all applicable waiting periods) in connection with the Transaction.

     (xiv) Holdings and its subsidiaries shall be in compliance with all existing material financial obligations (after giving effect to the Transaction).

     (xv) Reasonably satisfactory legal opinions, corporate certificates and other customary closing documentation.

     (xvi) Payment by the Borrower to the Lenders, the Agent, BAS and Banc of America Bridge of all fees and expenses due and payable at closing of the Financings (including reasonable fees and expenses of counsel to the Agent, BAS and Banc of America Bridge).

     (xvii) In the case of the Bridge Notes, (a) not later than 30 days prior to the Closing Date, the Borrower shall have completed and made available to BAS and potential investors copies of an offering memorandum for the offer and sale of the Permanent Securities pursuant to Rule 144A of the rules and regulations under the Securities Act containing such disclosures as may be required by applicable laws, as are customary and appropriate for such a document or as maybe required by BAS (including all audited, pro forma and other financial statements and schedules of the Borrower of the type that would be required in a registered public offering of the Permanent Securities) and (b) senior management of the Acquired Company and officers of the Sponsor shall have made themselves available for a roadshow and other meetings with potential investors for the Permanent Securities as required by BAS in its reasonable judgement to market such Permanent Securities.

                                      -3-